Exhibit 99.1

IFF Reports Second Quarter 2009 Results

Reported Diluted EPS of $0.60; Adjusted EPS of $0.65

NEW YORK--(BUSINESS WIRE)--August 5, 2009--International Flavors & Fragrances Inc. (NYSE:IFF), a leading global creator of flavors and fragrances for consumer products, today reported second quarter 2009 revenue of $568 million, eleven percent lower than the prior year quarter. Excluding the impact of foreign currency, revenue in local currency fell four percent. Reported net income for the quarter was $48 million, or $0.60 per diluted share, compared to net income of $67 million, or $0.83 per diluted share for the second quarter 2008. Net income in 2009 included a $0.05 per share expense relating to restructuring and employee separation costs, while second quarter 2008 included a benefit of $0.02 per share from favorable tax settlements net of employee separation costs. Excluding these non-recurring items, adjusted EPS for the second quarter 2009 were $0.65 versus $0.81 in the prior year quarter.

“I am encouraged with the progress made in the second quarter,” said Robert M. Amen, Chairman and Chief Executive Officer. “Our Flavors Business continues to perform very well in a difficult environment. It is encouraging to see solid growth in Functional Fragrance; however Fine Fragrance remains challenging. We are making progress against our initiatives to grow market share, improve margins and reduce working capital, however our leadership team knows there is more work to be done.”

Flavors Business Unit

Local currency sales in the second quarter were slightly positive compared to a very strong second quarter in 2008. Despite the weaker operating environment, performance in North America and Latin America was quite resilient. In North America, higher volumes and new wins in Savory more than offset the volume weakness in the Beverage category. The eight percent local currency sales growth in Latin America can be credited to new wins, as well as volume growth in Confectionery and Dairy. Europe was again the weakest region, mainly attributable to lower end-use consumption and further inventory contractions by our customers.

Worldwide Flavor sales, as reported, were down seven percent due to the impact of the stronger U.S. dollar. Operating profit was $55 million, lower by $2 million from a very strong year ago quarter, reflecting unfavorable exchange rates, higher raw material costs and weaker mix. Despite these pressures, operating profit margin improved to 20.2 percent versus the prior year period of 19.6 percent as price increases and internal cost reduction initiatives gained momentum.

Fragrances Business Unit

Fragrance sales were down seven percent in local currency versus the second quarter 2008. Fine & Beauty Care sales continued to be challenged driven by sharp declines in retail consumption as well as supply chain contraction in the Fine Fragrance and Fragrance Ingredients businesses. Functional Fragrance growth resulted from new product wins and volume gains in Fabric and Personal Wash. Functional Fragrance sales increased three percent in local currency with growth in all regions except North America. From an emerging market standpoint, both Latin America and Greater Asia realized solid local currency growth.

Operating profit decreased by $21 million to $35 million in the current quarter, including $5 million related to the above noted restructuring charge. Excluding this charge, the decline in operating profit was driven by unfavorable volume and mix, higher input costs and negative currency impacts that were partially offset by reduced overhead expenses, price increases and productivity initiatives.

Sales performance by region and product category follows:

		% Change in Sales-Second Quarter 2009 vs Second Quarter 2008
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-26%	-3%	-9%	-13%	1%	-6%

EAME (1)	Reported	-37%	-12%	-29%	-26%	-18%	-23%
	Local Currency	-26%	1%	-18%	-14%	-5%	-11%

Latin America	Reported	8%	2%	-5%	3%	-1%	2%
	Local Currency	10%	3%	-4%	4%	8%	6%

Greater Asia	Reported	7%	11%	-14%	4%	-4%	-1%
	Local Currency	10%	13%	-14%	6%	1%	3%

Total	Reported	-23%	-3%	-19%	-14%	-7%	-11%
	Local Currency	-16%	3%	-13%	-7%	0%	-4%

¹ Europe, Africa and Middle East

Second Quarter 2009 Highlights

  Gross profit, as a percentage of sales, was 40.1 percent compared with 41.5 percent last year, driven by unfavorable currency impacts, continued input cost pressures and weak Fine Fragrance sales performance.
  Research, Selling and Administrative (RSA) expenses decreased $19 million year-over-year reflecting the effects of a stronger U.S. dollar, benefits of ongoing cost reduction efforts and reduced incentive compensation expense. The current year quarter includes $1 million related to employee separation costs compared to $3 million in 2008. Excluding employee separation costs, as a percentage of sales, RSA expenses remained flat at 24.8 percent. Within RSA, R&D expense as a percentage of sales was 8.6 percent in 2009 compared to 8.8 percent last year.
  Interest expense decreased $4 million year-over-year principally due to the elimination of cross-currency interest rate swaps and lower borrowing costs.
  The effective tax rate was 26.1 percent as compared to a rate of 23.2 percent in the prior year quarter. The 2008 effective tax rate was 27.6 percent excluding a $3.9 million benefit from favorable tax rulings related to prior periods.
  Cash flow from operations improved by $9 million to $88 million for the first six months of 2009 compared to $79 million during the 2008 period.

Third Quarter Outlook

Looking ahead, Mr. Amen commented, “Our priorities for the balance of the year are to focus on helping our customers create consumer-preferred products while accelerating our cost and margin improvement initiatives. We continue to have opportunities to improve efficiency and reduce overhead. While the macroeconomic setting is expected to remain challenging through the balance of the year, I am optimistic that we will deliver improved local currency sales and margin expansion. We continue to enjoy a strong balance sheet with a substantial cash position and healthy free cash flow.”

About IFF

International Flavors & Fragrances Inc. (NYSE:IFF), is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.

Audio Webcast

An audio webcast to discuss the Company's second quarter 2009 financial results and outlook will be held today at 10:00 a.m. EDT August 5, 2009. Interested parties can access the webcast and accompanying slide presentation on the Company's Web site at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's Web site approximately one hour after the event and will remain available on the IFF Web site until August 19, 2009.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this quarterly release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “outlook”, “guidance”, “may” and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest and other savings, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, energy and commodity prices, decline in consumer confidence and spending, significant fluctuations in the value of the U.S. dollar, and the difficulty in projecting the short and long-term effects of global economic conditions; movements in interest rates; volatility and deterioration of the capital and credit markets and any adverse impact on our cost of and access to capital and credit; fluctuations in the price, quality and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; effectiveness and cost of the Company’s hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this report that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

Certain other factors which may impact our financial results or which may cause actual results to differ from such forward-looking statements are also discussed in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the IFF Web site at www.iff.com under “Investor Relations”. You are urged to carefully consider all such factors.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change

Net sales	$568,261	$636,126	(11)	$1,127,891)	$1,232,731	(9)
Cost of goods sold	340,164	372,345	(9)	677,594	723,474	(6)
Gross margin	228,097	263,781	(14)	450,297	509,257	(12)
Research and development	48,761	56,166	(13)	98,950	108,222	(9)
Selling and administrative	93,012	104,662	(11)	182,436	194,811	(6)
Amortization	1,539	1,539	-	3,078	3,078	-
Restructuring and other charges	4,104	(255)		4,104	5,967
Interest expense	14,047	18,545		33,828	36,764
Other (income) expense, net	1,569	(4,117)		406	(1,812)
Pretax income	65,065	87,241	(25)	127,495	162,227	(21)
Income taxes	16,982	20,209	(16)	32,216	39,252	(18)
Net income	$48,083	$67,032	(28)	$95,279	$122,975	(23)

Earnings per share - basic	$0.61	$0.84		$1.21	$1.53
Earnings per share - diluted	$0.60	$0.83		$1.20	$1.52

Average shares outstanding (1)
Basic	78,352	79,627	(2)	78,273	79,962	(2)
Diluted	79,050	80,371	(2)	78,898	80,725	(2)

(1) Diluted shares decreased by 207 and 191 shares from the amounts reported for the three and six months ended June 30, 2008, respectively, as result of adopting FSP EITF 03-6-1 on January 1, 2009.

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	June 30, 2009	December 31, 2008
Cash & short-term investments	$164,159	$178,828
Receivables	509,406	439,768
Inventories	441,007	479,567
Other current assets	72,639	62,905
Total current assets	1,187,211	1,161,068

Property, plant and equipment, net	488,790	496,856
Goodwill and other intangibles, net	723,605	726,683
Other assets	375,932	365,306
Total assets	$2,775,538	$2,749,913

Bank borrowings and overdrafts, and current portion of long-term debt	$73,351	$101,982
Other current liabilities	335,058	349,059
Total current liabilities	408,409	451,041

Long-term debt	1,140,929	1,153,672
Non-current liabilities (1)	506,979	564,558

Shareholders' equity (1)	719,221	580,642
Total liabilities and shareholders' equity	$2,775,538	$2,749,913

(1) Non-current Liabilities decreased and shareholders’ equity increased by $7.5 million from the amounts reported in 2008 as a result of the reclass of noncontrolling interest in accordance with FAS 160, which was adopted on January 1, 2009.

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income	$95,279	$122,975
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	38,263	42,529
Deferred income taxes	7,165	851
Gain on disposal of assets	(1,487)	(684)
Equity based compensation	10,136	8,898
Changes in assets and liabilities
Current receivables	(58,786)	(57,879)
Inventories	47,268	(25,151)
Current payables	(27,461)	(16,060)
Changes in other assets/liabilities	(22,840)	3,371
Net cash provided by operations	87,537	78,850

Cash flows from investing activities:
Additions to property, plant and equipment	(18,545)	(28,808)
Purchase of investments	(1,882)	(3,983)
Termination of net investment hedge	(13,604)	-
Proceeds from disposal of assets	835	934
Net cash used in investing activities	(33,196)	(31,857)

Cash flows from financing activities:
Cash dividends paid to shareholders	(39,338)	(37,143)
Net change in bank borrowings and overdrafts	(25,878)	(12,333)
Proceeds from issuance of stock under stock plans	1,507	2,840
Excess tax benefits on stock options exercised	-	38
Purchase of treasury stock	(1,967)	(29,995)
Net cash used in financing activities	(65,676)	(76,593)
Effect of exchange rates changes on cash and cash equivalents	(3,317)	(2,381)
Net change in cash and cash equivalents	(14,652)	(31,981)
Cash and cash equivalents at beginning of year	178,467	151,471
Cash and cash equivalents at end of period	$163,815	$119,490

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net Sales
Flavors	$269,768	$289,794	$535,889	$563,601
Fragrances	298,493	346,332	592,002	669,130
Consolidated	568,261	636,126	1,127,891	1,232,731

Operating Profit
Flavors	54,594	56,861	107,434	113,789
Fragrances	34,894	56,339	70,885	103,235
Global Expenses	(8,807)	(11,531)	(16,590)	(19,845)
Consolidated	80,681	101,669	161,729	197,179

Interest Expense	(14,047)	(18,545)	(33,828)	(36,764)
Other income (expense), net	(1,569)	4,117	(406)	1,812
Income before taxes	$65,065	$87,241	$127,495	$162,227

International Flavors & Fragrances Inc.

Regulation G

Reconciliation Schedule

Earnings Per Share
	2009
	Q2	YTD
EPS Reported	$0.60	$1.20
Employee Separation Costs	0.01	0.01
Restructuring Charges	0.03	0.03
EPS as Adjusted	$0.65	$1.25

	2008
	Q2	YTD
EPS Reported	$0.83	$1.52
Employee Separation Costs	0.03	0.03
Restructuring Charges	-	0.06
Insurance Recovery	-	(0.02)
Tax Adjustment	(0.05)	(0.07)
EPS as Adjusted	$0.81	$1.51

The sum of EPS Reported, plus the per share effects of items added back to reconcile to EPS as Adjusted, may not equal the total EPS as Adjusted, due to rounding differences.

This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.
These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period to period comparative basis, the relative impact of restructuring and employee separation charges, an insurance recovery related to a product contamination issue and the benefit of tax rulings relating to prior years. The adjusted information is intended to be more indicative of the Company’s core operating results.

At times, the Company may disclose free cash flow because the Company believes it is a measurement of cash flow that is available for investing and financing activities. We define free cash flow as net cash provided from operations less capital expenditures and cash dividends. Free cash flow, as we define it, may differ from similarly named measures used by other entities.

CONTACT:
International Flavors & Fragrances Inc.
Investor Contact:
Michael DeVeau, Investor Relations
212-708-7164